Exhibit 10.1

ENVUE MEDICAL, INC.

AMENDED AND RESTATED 2024 LONG-TERM INCENTIVE PLAN

The ENvue Medical, Inc. Amended and Restated 2024 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of ENvue Medical, Inc. (f/k/a NanoVibronix, Inc.), a Delaware corporation (the “Company”), on December 24, 2025 (the “Effective Date”). The Plan amends, restates, and replaces the Company’s 2024 Long-Term Incentive Plan (the “Original Plan”) in its entirety, which was originally approved by the Board on November 6, 2023 and by the stockholders on December 19, 2024, provided that the Original Plan will continue to govern the terms of the Awards (as defined below) granted prior to the Effective Date.

Article 1

PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights, and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c) provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

Article 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the rules of any foreign jurisdiction applicable to Incentives granted to residents therein, and any other applicable law, rule or restriction.

2.2 “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Units, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

2.3 “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.4 “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.5 “Board” means the board of directors of the Company.

2.6 “Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below;

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of this Plan, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the effective date of this Plan or whose appointment, election or nomination for election was previously so approved or recommended;

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes hereof:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Notwithstanding the foregoing provisions of this Section 2.6, if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.7 “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

2.8 “Code” means the United States Internal Revenue Code of 1986, as amended.

2.9 “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.10 “Common Stock” means the common stock, par value $0.001 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.11 “Company” means ENvue Medical, Inc., a Delaware corporation, and any successor entity.

2.12 “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person (or any entity employing such person) and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13 “Corporation” means any entity that (a) is defined as a corporation under Section 7701 of the Code and (b) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (b) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.14 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.15 “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.16 “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under Applicable Law for the relevant period.

2.17 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the OTC Bulletin Board operated by the Financial Industry Regulation Authority, Inc. or the OTC Markets Group Inc., formerly known as Pink OTC Markets Inc.; or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.19 “Incentive” is defined in Section 2.2 hereof.

2.20 “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.21 “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.22 “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.23 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.24 “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.25 “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.26 “Participant” means an Employee or Contractor of the Company or a Subsidiary or an Outside Director to whom an Award is granted under this Plan.

2.27 “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.28 “Performance Goal” means any of the Performance Criteria set forth in Section 6.10 hereof.

2.29 “Plan” means this ENvue Medical, Inc. Amended and Restated 2024 Long-Term Incentive Plan, as amended from time to time.

2.30 “Prior Plan” means the NanoVibronix, Inc. 2014 Long-Term Incentive Plan, as amended.

2.31 “Prior Plan Awards” means (a) any awards under the Prior Plan that are outstanding on the Effective Date, and that on or after the Effective Date, are forfeited, expire or are canceled; and (b) any shares subject to awards relating to Common Stock under the Prior Plan that, on or after the Effective Date are settled in cash. Prior Plan Awards that remain outstanding as of the Effective Date shall continue to be governed by the terms and conditions of the Prior Plan.

2.32 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.33 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.34 “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.35 “Retirement” means any Termination of Service solely due to retirement upon or after attainment of age sixty-five (65), or permitted early retirement as determined by the Committee; provided, however, in the case of Participants who reside in the European Economic Area, “Retirement” shall mean any Termination of Service as of a date they are eligible for mandatory retirement benefits under local law, without regard to age.

2.36 “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.37 “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.38 “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.39 “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.40 “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.40, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.41 “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.41, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

Article 3

ADMINISTRATION

3.1 General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2 Designation of Participants and Awards.

(a) The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b) Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees as eligible persons to whom Awards will be granted under the Plan, and (ii) determine the number of shares of Common Stock that will be subject to such Awards; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards, and (z) not authorize an officer to designate himself as a recipient of any Award.

3.3 Authority of the Committee. The Committee, in its discretion, shall (a) interpret the Plan and Award Agreements, (b) prescribe, amend, and rescind any rules and regulations and sub-plans (including sub-plans for Awards made to Participants who are not resident in the United States, such as the sub-plan for Participants who are subject to Israeli taxation attached hereto as the “Israeli Appendix”), as necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement, and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

Article 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

Article 5

SHARES SUBJECT TO PLAN

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12 and any increase by any Prior Plan Awards eligible for reuse pursuant to Section 5.2 below, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 1,205,454 shares, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan. After the Effective Date, no awards may be granted under the Prior Plan.

5.2 Reuse of Shares. To the extent that any Award under this Plan or any Prior Plan Award shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award or Prior Plan Award so forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award or stock option so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. In the event that previously acquired shares of Common Stock are delivered to the Company in full or partial payment of the exercise price for the exercise of a Stock Option granted under this Plan, the number of shares of Common Stock available for future Awards under this Plan shall be reduced only by the net number of shares of Common Stock issued upon the exercise of the Stock Option. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, shares canceled on account of termination, expiration or lapse of an Award, shares surrendered in payment of the exercise price of a Stock Option or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an option shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

5.3 Limitation on Outside Director Awards. No Outside Director may be granted any Award or Awards denominated in shares that exceed in the aggregate $700,000 in Fair Market Value (such Fair Market Value computed as of the Date of Grant) in any calendar year period, plus an additional $700,000 in Fair Market Value (determined as of the Date of Grant) for one-time awards to a newly appointed or elected Outside Director. The foregoing limit shall not apply to any Award made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers.

Article 6

GRANT OF AWARDS

6.1 In General.

(a) The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within the term of the Plan, as set forth in Article 10 below. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b) If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c) Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2 Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

6.3 Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4 Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement: (a) the number of shares of Common Stock awarded, (b) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (c) the time or times within which such Award may be subject to forfeiture, (d) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (e) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a) Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.10 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

(b) Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) Except as provided in sub-paragraph (i) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii) The Restriction Period of Restricted Stock shall commence on the Date of Grant or the date of exercise of an Award, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv) Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (1) the Company shall be obligated to, or (2) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5 SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (x) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the Award Agreement granting the SAR), by (y) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

6.6 Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7 Performance Awards.

(a) The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more

If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

6.8 Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

6.9 Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.10 Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Award and Other Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria or of any other criteria established by the Committee in its sole discretion: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (a) events that are of an unusual nature or indicate infrequency of occurrence, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, (d) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (e) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

6.11 Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.12 Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy as approved by the Company’s Board from time to time.

Article 7

AWARD PERIOD; VESTING

7.1 Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2 Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested.

Article 8

EXERCISE OR CONVERSION OF INCENTIVE

8.1 In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

8.2 Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3 Exercise of Stock Option.

(a) In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b) Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased (plus any employment tax withholding or other tax payment due with respect to such Award), payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft, or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including by FAX or electronic transmission) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (iv) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.

(c) Issuance of Certificate. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the foregoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(d) Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4 SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a) cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b) that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c) the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5 Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

Article 9

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421, and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

Article 10

TERM

The Plan shall be effective from the Effective Date. Unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

Article 11

CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitation under Section 5.1 of the Plan, (d) the Option Price of each outstanding Award, (v) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (e) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided, however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

Article 12

RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1 No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Conversion of Incentives Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3 Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

12.4 Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a) giving notice to each holder thereof or his personal representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

(b) in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including, but not limited to, taxes, payable by the Company before such liquidation could be completed.

(c) An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

Article 13

LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

Article 14

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Incentives in substitution for which they are granted.

Article 15

MISCELLANEOUS PROVISIONS

15.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2 No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under any applicable law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including, without limitation, any fiduciary duties, to any Participant (or any Person claiming by or through any Participant) as a result of this Plan, any Award Agreement, or any Claim arising hereunder and, to the fullest extent permitted under any applicable law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

15.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5 Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.6 Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

15.7 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.7, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.8 Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.8 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option or SAR to be granted to a Participant on terms which permit transfer by such Participant to (a) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, (c) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the Participant and/or Immediate Family Members, (d) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (e) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Nonqualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Nonqualified Stock Option and SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options and SARs shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Nonqualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Nonqualified Stock Option or SAR that has been transferred by a Participant under this Section 15.8.

15.9 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.10 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain ENvue Medical, Inc. Amended and Restated 2024 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Tyler, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

15.11 Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws, rule, or principle of Delaware law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer, or Employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 15.11 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.11.

A copy of this Plan shall be kept on file in the principal office of the Company in Tyler, Texas.

***************

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of December 24, 2025, by its Chief Executive Officer and Secretary pursuant to prior action taken by the Board.

ENVUE MEDICAL, INC.

By:	/s/ Doron Besser
Name:	Doron Besser
Title:	Chief Executive Officer

ISRAELI APPENDIX TO THE

ENVUE MEDICAL, Inc. AMENDED AND RESTATED 2024 LONG-TERM INCENTIVE PLAN

1.	GENERAL

1.1.	This appendix, as amended from time to time (the “Appendix”) shall apply only to Participants who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the purposes of tax payment. The provisions specified hereunder shall form an integral part of the ENvue Medical, Inc. Amended and Restated 2024 Long-Term Incentive Plan (the “Plan”).

1.2.	This Appendix is effective with respect to Awards to be granted according to the resolution of the Administrator as such term is defined in Section 2 herein and shall comply with Amendment no. 147 of the Israeli Tax Ordinance [New Version], 5721-1961 (the “Ordinance”).

1.3.	This Appendix is to be read as a continuation of the Plan and only refers to Awards, including, without limitation, Stock Options and Restricted Stock Units to be granted to Israeli Participants so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 of the Ordinance, and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, except as expressly provided herein, this Appendix does not add to or modify the Plan in respect of any other category of Participants.

1.4.	The Plan and this Appendix are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail with respect to Stock Options granted to Israeli Participants.

1.5.	Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to them in the Plan.

2.	DEFINITIONS

2.1	“Administrator” means the Board or the Committee as such terms are defined in the Plan.

2.2	“Affiliate” means any company eligible to be qualified as an “employing company”, with respect to the Company, within the meaning of Section 102(a) of the Ordinance including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended.

2.3	“Approved 102 Award” means a 102 Award granted pursuant to Section 102(b) of the Ordinance, including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended, and held in trust by a Trustee for the benefit of the Participant, pursuant to Section 102. Approved 102 Awards may either be classified as Capital Gain Awards or as Ordinary Income Awards.

2.4	“Capital Gain Award” or “CGA” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.5	“Companies Law” means the Israeli Companies Law, 5759-1999, including any rules and regulations promulgated thereunder and any provisions of the Companies Ordinance [New Version], 5743-1983 still in effect, as amended from time to time.

2.6	“Controlling Shareholder” means a controlling shareholder (“Ba’al Shlita”) as such term is defined in Section 32(9) of the Ordinance.

2.7	“Date of Grant” shall have the meaning ascribed to it in the Plan, provided, however, that for the purposes of this Appendix, such date shall not be earlier than the first date on which the Company is permitted to effect Awards, including, but not limited to, Stock Option grants and Restricted Stock Unit grants, under this Appendix and under the provisions of the Ordinance, including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended. For the avoidance of doubt, no Approved 102 Award shall be deemed granted before the lapse of thirty (30) days from the due submission of this Appendix to the ITA.

2.8	“Employee” shall have the meaning ascribed to it in the Plan, and for the purpose hereof, shall also include a director and an individual who is serving as an Office Holder or director of any Affiliate of the Company, but excluding any Controlling Shareholder.

2.9	“ITA” means the Israeli Tax Authorities.

2.10	“Non-Employee” means a consultant, adviser, service provider, including, inter alia, any other person who is part of the upper management of the Company and who grants managerial services to the Company, Controlling Shareholder or any other person who is not an Employee.

2.11	“Office Holder” (“Nose Misra”) as such term is defined in the Companies Law.

2.12	“Participant” shall have the meaning ascribed to it in the Plan, and for the purpose hereof, shall also mean a person who receives or holds a Stock Option under this Appendix.

2.13	“Ordinary Income Award” or “OIA” means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.14	“102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance. The Company shall have no commitment to a Participant or to any other party, if an Award (or any part thereof), which is intended to qualify as a CGA does not qualify as such. Approved 102 Awards may either be classified as Capital Gain Awards or as Ordinary Income Awards.

2.15	“3(i) Award” means Awards that do not contain such terms as will qualify under Section 102 of the Ordinance.

2.16	“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.17	“Termination of Service” means, with respect to grants made under this Appendix, the date on which employer-employee relations were severed, or, the termination of a consulting agreement, as applicable.

2.18	Trustee” shall mean any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.19	“Unapproved 102 Award” means a 102 Award granted pursuant to Section 102(c) of the Ordinance, including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended, and not held in trust by a Trustee.

3.	ADMINISTRATION

This Appendix shall be administered by the Administrator, pursuant to Article 3 of the Plan. The Administrator may issue shares of Common Stock and/or Stock Options and/or Restricted Stock Units, or such other Awards which may be granted under Section 102 (hereinafter: the “Awards”) pursuant to this Appendix. In the event of issuance of shares of Common Stock the recipient of such shares shall be deemed a Participant hereunder and the provisions of this Appendix shall apply to such issuance and to the issued shares of Common Stock, mutatis mutandis.

4.	ISSUANCE OF AWARDS; ELIGIBILITY

4.1.	The persons eligible for participation in the Plan as Participants under this Appendix shall include any Employees, Office Holders and/or Non-Employees of the Company as such term is defined above, who are residents of the State of Israel or who are deemed to be residents of the State of Israel for the purposes of tax payment; provided, however, that (i) such Employees and Office Holders may only be granted 102 Awards; and (ii) such Non-Employees and/or Controlling Shareholders may only be granted 3(i) Awards.

4.2.	The Administrator may designate Awards granted to Israeli Employees pursuant to Section 102 as Approved 102 Awards or as Unapproved 102 Awards.

4.3.	The grant of 102 Awards shall be made under this Appendix adopted by the Board. Furthermore, the grant of Approved 102 Awards shall be conditioned upon the approval of this Appendix by the ITA.

4.4.	Without derogating from the above, the Administrator’s election of the type of an Approved 102 Award as CGA or OIA to be granted to Israeli Employees and Office Holders (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of the first Approved 102 Award under such Election. Such Election shall remain in effect until changed, not earlier than the end of the year following the calendar year during which the Company first granted Approved 102 Awards under such Election. The Company shall grant only the type of Approved 102 Award it has elected in accordance with the Election to all Participants who were granted Approved 102 Awards during the period indicated above, all in accordance with the provisions of Section 102(g) of the Ordinance, including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended. For avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

4.5.	All Approved 102 Awards must be held in trust by a Trustee as described in Section 5 below.

4.6.	Each Award granted pursuant to this Appendix shall be evidenced by an Award Agreement, substantially in such form attached hereto as approved by the Administrator. Each Award Agreement shall state, among other matters, the number of shares of Common Stock to which the Award relates, the type of Award granted thereunder (whether an CGA, OISA, Unapproved 102 Award or a 3(i) Award), the vesting dates and/or settlement terms, the exercise price per share (if applicable), the expiration date and such other terms and conditions included in the agreement, including any such other terms that the Administrator in its discretion may prescribe, provided in all cases that they are consistent with this Appendix and the Plan. The Award Agreement shall be delivered to the Participant and executed by the Participant and shall incorporate the terms of the Plan and this Appendix by reference, and specify the terms and conditions thereof and any rules applicable thereto.

4.7.	The designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102 and the regulations promulgated thereunder.

4.8	Anything in the Plan to the contrary notwithstanding, all grants of Awards to directors and Office Holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

4.9	To avoid any doubt: (i) notwithstanding anything to the contrary in the Plan, payment upon exercise or purchase of Awards granted as a Capital Gain Award, may only be paid by cash or check, and not by recourse interest bearing promissory notes, surrender of shares, reduction of shares pursuant to a cashless exercise or other forms of payment, unless and to the extent permitted under Section 102 and as authorized by the ITA or the prior approval of the ITA is obtained (as applicable); (ii) notwithstanding anything to the contrary in the Plan, early exercise provisions shall not apply to Awards granted as Capital Gain Awards (other than in case of a Change of Control as instructed by the Administrator, consistent with the terms of the ITA); (iii) notwithstanding anything to the contrary in the Plan, Awards granted as Capital Gain Awards which are subject to performance goals must include objective milestones as the performance goals and must clearly define the maximum number of shares to be issued upon vesting of the Award; (v) notwithstanding anything to the contrary in the Plan, stock appreciation rights may not be granted as Capital Gain Awards unless permitted under Section 102 and as authorized by the ITA (as applicable); (vi) notwithstanding anything to the contrary in the Plan, the Company and/or the Trustee may require actual written signatures on certain documents for compliance with Section 102 requirements; (vii) notwithstanding anything to the contrary in the Plan, implementation of a “clawback” or forfeiture policy with respect to Awards granted under the 102 Capital Gains Track is subject to compliance with the requirements of Section 102 except to the extent that such “clawback” or forfeiture policy is necessary in order to comply with applicable law, including without limitation the listing requirements of any exchange on which the Company’s shares are traded; (viii) notwithstanding anything to the contrary in the Plan, Awards granted as Capital Gain Awards may only be settled in Common Stock and not in cash, and (vx) Section 5.3 of the Plan shall not apply to any Israeli Participants.

5.	TRUSTEE

5.1.	Approved 102 Awards or shares of Common Stock which shall be granted under the Plan and this Appendix and/or any shares of Common Stock allocated or issued upon exercise, settlement, or vesting of such Approved 102 Awards, shall – notwithstanding anything in the Plan to the contrary – be allocated or issued to the Trustee (and registered in the Trustee’s name in the register of shareholders of the Company) and held for the benefit of the Participants for such period of time as required by Section 102 (the “Restricted Period”). All certificates representing shares of Common Stock issued to the Trustee under the Plan and this Appendix shall be deposited with the Trustee, and shall be held by the Trustee until such time that such shares of Common Stock are released from the aforesaid trust as herein provided. In case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

5.2.	Anything in the Plan to the contrary notwithstanding, the Trustee shall not release any shares of Common Stock allocated or issued upon exercise or vesting of Approved 102 Awards prior to the full payment of the Participant’s tax liabilities arising from Approved 102 Awards, which were granted to such Participant, and/or from any shares of Common Stock allocated or issued upon exercise or vesting of such Award. Any dividends and/or other assets provided or otherwise distributed to the Participant on account of the Awards shall be held by the Trustee and Trustee shall make all applicable tax withholdings in connection thereof.

5.3.	With respect to any Approved 102 Award, subject to the provisions of Section 102, a Participant shall not be entitled to sell or release from the trust any share of Common Stock received upon the exercise or vesting of an Approved 102 Award until the lapse of the Restricted Period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the Restricted Period, the tax liabilities under Section 102 shall apply to and shall be borne by such Participant.

5.4.	Upon receipt of an Approved 102 Award, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and this Appendix, or any Approved 102 Award or share of Common Stock granted to the Participant thereunder. Such release may be incorporated into the Award Agreement.

5.5.

3(i) Awards which shall be granted under this Appendix, may, but need not, be issued to the Trustee, and if so issued to the Trustee, shall be held for the benefit of the Participant. The Trustee shall hold such Awards and the shares of Common Stock issued upon the exercise or vesting thereof pursuant and subject to Section 3(i) of the Ordinance, including any and all rules, regulations, orders and procedures promulgated thereunder, as now in effect or as hereafter amended. Anything to the contrary notwithstanding, the Trustee shall not release any 3(i) Awards held by it and which were not already exercised or vested into shares of Common Stock by the Participant, nor shall the Trustee release any shares of Common Stock issued upon the exercise or vesting of 3(i) Awards – in both cases – prior to the full payment of the relevant Participant’s tax liabilities arising from those 3(i) Awards which were granted to him and from any shares of Common Stock issued upon the exercise of such 3(i) Awards. For avoidance of doubt, the Administrator may impose such terms and conditions of vesting and/or settlement of Awards to guarantee Participant’s full discharge of all tax liabilities arising therefrom.

5.6	Furthermore, and without limiting any additional restrictions imposed on the sale or transferability of an Award, no Award which is unvested shall be transferable.

6.	FAIR MARKET VALUE FOR TAX PURPOSES

The per share exercise price for the shares of Common Stock underlying the Stock Options, shall be determined by the Administrator pursuant to the Plan (the “Exercise Price”). The form of consideration for exercising a Stock Option shall be determined by the Administrator pursuant to the Plan, provided, however, that cashless exercise for Stock Options granted under this Appendix, may be implemented by the Company only following the lapse of the Restricted Period, unless otherwise determined by the Administrator with the approval of the ITA, to the extent such approval is necessary to receive and/or to keep any tax benefit pursuant to Section 102.

Without derogating from the terms and conditions of the Plan and this Appendix, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares of Common Stock are listed on any established national securities exchange or a national market system or if the Company’s shares of Common Stock will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a share of Common Stock at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

7.	EXERCISE OF STOCK OPTIONS

Stock Options shall be exercised by the Participant’s giving a written notice and remitting payment of the total Option Price to the Administrator or to any third party designated by the Administrator (the “Representative”), in such form and method as may be determined by the Administrator and the Trustee and, when applicable, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Administrator or the Representative and the payment of the Option Price at the Company’s or the Representative’s principal office. With respect to Unapproved 102 Awards, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of the shares of Common Stock, all in accordance with the provisions of Section 102.

In the event that the Trustee holds shares of Common Stock in trust, the Trustee shall not, with respect to such shares, represent the holder of such shares in any meeting of the stockholders of the Company or any action of the stockholders of the Company by written consent. The Trustee shall provide the Participant on such date or as shall be mutually agreed between the Trustee and the Company, with a power-of-attorney to participate and vote in such meetings and execute such actions by written consent with respect to shares of Common Stock held in trust, if so requested by the Participant.

8.	INTEGRATION OF SECTION 102 AND TAX COMMISSIONER’S APPROVAL

8.1.	With regards to Approved 102 Awards, the provisions of the Plan, this Appendix and the Award of any Award Agreement, the Award Agreement shall be subject to the provisions of Section 102 and the Income Tax Commissioner’s approval, and the said provisions and permit shall be deemed an integral part of the Plan and of the Award Agreement.

8.2.	Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan, this Appendix or the Award Agreement, shall be considered binding upon the Company and the Participants.

9.	TAX CONSEQUENCES

9.1.	To the extent permitted by Applicable Law, any tax consequences arising from the grant or exercise of any Award, from the payment for shares of Common Stock covered thereby or from any other event or act (of the Company, and/or its Affiliates, and/or the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under Applicable Law, rules, and regulations, including withholding taxes at source. Furthermore, the Participant agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including, without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

9.2.	The Company and/or the Trustee shall not be required to release any share certificate to a Participant until all required payments have been fully made by the Participant and unless the Participant requests delivery of such certificate, in writing in accordance with the procedures established by the Administrator.

10.	GOVERNING LAW & JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. Notwithstanding anything stated herein to the contrary, if and to the extent any issue or matter arises hereunder which involves the application of another jurisdiction or the requirements relating to the administration of Awards of any stock exchange or quotation system, then such laws and requirements shall apply and shall govern such issues or matters, in accordance with any Applicable Law. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction to adjudicate any dispute that may arise in connection with the application, interpretation or enforcement of Section 102 including (without limitation) matters involving the Trustee and the Israeli tax consequences of the Awards or the shares of Common Stock in trust and the release and transfer of such Awards or shares of Common Stock by the Trustee.